Exhibit 99.1

FINISH LINE REPORTS FOURTH QUARTER AND FISCAL YEAR EARNINGS

INDIANAPOLIS— March 29, 2007—The Finish Line, Inc. (NASDAQ:FINL) announced results for the fourth quarter and fiscal year ended March 3, 2007.

FOURTH QUARTER RESULTS:

Net income for the fourteen weeks ended March 3, 2007 (the “fourth quarter” or “Q4”) was $21.1 million ($.44 per diluted share) versus net income of $28.1 million ($.58 per diluted share) for the thirteen weeks ended February 25, 2006 (“Q4 LY”). Included in Q4 is a pre-tax charge of $7.5 million ($.10 per diluted share) for the asset impairment of 19 underperforming stores. Additionally, the Company estimates that the Q4 results benefited from the additional week by $.08 per diluted share. Diluted weighted average shares outstanding were 47,557,000 for Q4 versus 48,704,000 shares outstanding for Q4 LY.

Consolidated net sales increased 7.5% to $429.0 million for Q4 compared to $399.2 million reported for Q4 LY. Excluding the fourteenth week this year (approximately $24.2 million of sales), sales increased 1.4% from the same thirteen-week period last year. Comparable store net sales decreased 5.4% for Q4 as compared to the 0.4% comparable store sales gain reported for Q4 LY.

FULL YEAR RESULTS:

Net income for the fifty-three week year ended March 3, 2007 (“Fiscal 2007”) was $32.4 million ($.68 per diluted share) as compared to net income of $60.5 million ($1.23 per diluted share) for the fifty-two week year ended February 25, 2006 (“Fiscal 2006”). Diluted weighted average shares outstanding were 47,801,000 for Fiscal 2007 versus 49,381,000 shares outstanding for Fiscal 2006.

Consolidated net sales increased 2.5% to $1.34 billion for Fiscal 2007 compared to $1.31 billion for Fiscal 2006. Excluding the fifty-third week in Fiscal 2007, consolidated net sales increased 0.6% from the same fifty-two week period in Fiscal 2006. Comparable store net sales decreased 5.7% for Fiscal 2007 as compared to the 0.7% increase reported for Fiscal 2006.

Total merchandise inventories on a consolidated basis were $287.3 million at March 3, 2007 compared to $268.6 million at February 25, 2006. On a per square foot basis, Finish Line store merchandise inventories were flat compared to one year ago.

Mr. Alan H. Cohen, Chairman and CEO, stated, “During Fiscal 2007, we worked diligently to balance our product assortment in response to consumer demand for both performance and sport style products. We believe that Finish Line is taking the necessary steps to position the Company for improved performance in fiscal 2008. While we expect the short-term environment for specialty athletic retailing to be challenging we remain confident in the long-term growth of the business. ”

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday, March 30th. Interested parties may participate in the call by calling 1-706-634-5566 (Conference ID# is 9927609). Those interested in listening to the call on the web can do so at www.finishline.com.

Interested parties may access a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 9927609). This replay will be available commencing at approximately 9:45 am ET on Friday, March 30th and will remain available through April 3rd. In addition, the replay will be available on the web at www.finishline.com.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 691 Finish Line stores in 47 states and online, 86 Man Alive stores in 18 states and 15 Paiva stores in 10 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

The Finish Line, Inc. Consolidated Statements of Income (In thousands, except per share and store data)

	Fourteen	Thirteen	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	March 3,	February 25,	March 3,	February 25,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$429,019	$399,225	$1,338,207	$1,306,045
Cost of sales (including occupancy costs)	293,759	267,250	937,337	894,724
Gross profit	135,260	131,975	400,870	411,321

Selling, general, and administrative expenses	93,906	85,099	342,160	313,893
Asset impairment charge	7,531	2,523	7,531	2,523
Operating income	33,823	44,353	51,179	94,905

Interest income - net	157	602	1,021	2,008
Income before income taxes	33,980	44,955	52,200	96,913
Income taxes	12,913	16,895	19,836	36,380
Net income	$21,067	$28,060	$32,364	$60,533
Diluted weighted average shares outstanding	47,557	48,704	47,801	49,381
Diluted earnings per share	$0.44	$0.58	$0.68	$1.23

Dividends declared per share	$0.025	$0.025	$0.100	$0.100

Number of stores open at end of period:
Finish Line			690	657
Man Alive			86	51
Paiva			13	-
Total			789	708

Condensed Consolidated Balance Sheets

		March 3,	February 25,
ASSETS		2007	2006
		(Unaudited)

Cash, cash equivalents and marketable securities		$62,864	$96,563
Merchandise inventories, net		287,300	268,590
Other current assets		30,212	16,374
Property and equipment, net		247,468	221,182
Other assets		28,792	25,107
Total assets		$656,636	$627,816

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities		$142,886	$142,415
Deferred credits from landlords		64,472	56,859
Shareholders' equity		449,278	428,542
Total liabilities and shareholders' equity		$656,636	$627,816

CONTACT:
The Finish Line, Inc., Indianapolis
Kevin S. Wampler, 317/899-1022 ext 6914
Executive Vice President - Chief Financial Officer

Media Requests Contact:
Elise Hasbrook, 317/899-1022 ext 6827
Corporate Communications Manager